CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Horizon Funds of our report dated November 13, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Strategic Equity Fund's Annual Report on Form-NCSR for the year ended September 30, 2019, and of our reports dated November 19, 2019, relating to the financial statements and financial highlights, which appear in Vanguard Capital Opportunity Fund, Vanguard Global Equity Fund and Vanguard Strategic Small-Cap Equity Fund's Annual Reports on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the heading "Financial Statements", "Service Providers—Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania January 29, 2020